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                                                                       EXHIBIT 4




         8(c).   SERIES A CONVERTIBLE PREFERRED STOCK.  There is hereby
described, as if this action were taken by the directors, the "Series A Convertible Preferred Stock," including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms, as follows:

         8(c)9. DESIGNATION AND INITIAL NUMBER. The class of shares of Preferred Stock hereby classified shall be designated the "Series A Convertible Preferred Stock." The initial number of authorized shares of the Series A Convertible Preferred Stock shall be 2,300,000.

         8(c)10. DIVIDENDS. Commencing on October 1, 1996 the holders of the Series A Convertible Preferred Stock shall be entitled to receive, out of surplus, a cumulative dividend at the rate of US$0.15 per share per annum, payable semi-annually in equal installments on the first days of April and October in each year, if, as and when determined by the directors, before any dividend shall be set apart or paid on any other capital stock for such year, after which payment they shall be entitled to participate in dividends set apart or paid on other capital stock on the same basis as the holders of the Company's Common Stock.

         8(c)11. LIQUIDATION OR DISSOLUTION. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the holders of the issued and outstanding Series A Convertible Preferred Stock shall be entitled to receive US$1.50 for each share of Series A Convertible Preferred Stock before any distribution of the assets of the Company shall be made to the holders of any other capital stock, plus all accrued and unpaid dividends declared thereon, with interest on such accrued and unpaid dividends. After such payment shall have been made in full to the holders of the issued and outstanding Series A Convertible Preferred Stock, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the issued and outstanding Series A Convertible Preferred Stock so as to be and continue to be available therefor, then, before any further distribution of the assets of the Company shall be made, a dollar amount equal to the aggregate dollar amount already distributed to the holders of the Series A Convertible Preferred Stock shall be distributed prorata to the holders of the other issued and outstanding capital stock of the Company, subject to the rights of any other class of capital stock set forth in the Memorandum of Association and Articles of Association of the Company. After such payment shall have been made in full to the holders of such other issued and outstanding capital stock, or funds necessary for such payment shall have been set aside in trust for the account of the holders of such other issued and outstanding capital stock so as to be and continue to be available therefor, the holders of the issued and outstanding Series A Convertible





                                                                       Exhibit 4
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Preferred Stock shall be entitled to participate with the holders of all other classes of issued and outstanding capital stock in the final distribution of the remaining assets of the Company, and, subject to any rights of any other class of capital stock set forth in the Memorandum of Association and Articles of Association, the remaining assets of the Company shall be divided and distributed ratably among the holders of both the Series A Convertible
Preferred Stock and the other capital stock then issued and outstanding according to the proportion by which their respective record ownership of shares of Series A Convertible Preferred Stock and such capital stock bears to the total number of shares of the Series A Convertible Preferred Stock and such capital stock then issued and outstanding; provided, however, that for this purpose the holders of the issued and outstanding shares of Series A Preferred Stock shall be regarded as having converted into Common Stock their shares of Series A Preferred Stock in accordance with the provisions of paragraph 8(c)4 below. If, upon such liquidation, dissolution, or winding-up, the assets of the Company distributable, as aforesaid, among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to them of said amount, the entire assets shall be distributed ratably among the holders of the Series A Convertible Preferred Stock. A consolidation or merger of the Company, a share exchange, a sale, lease, exchange or transfer of all or substantially all of its assets as an entirety, or any purchase or redemption of stock of the Company of any class, shall not be regarded as a "liquidation, dissolution, or winding-up of the affairs of the Company" within the meaning of this paragraph 8(c)3.

         8(c)12. CONVERSION PRIVILEGE. Series A Convertible Preferred Stock shall be convertible into Common Stock as hereinafter provided and, when so converted, shall be cancelled and retired and shall not be reissued as such;

                 (A) Any holder of the Series A Convertible Preferred Stock may at any time or from time to time convert such stock into Common Stock of the Company, on presentation and surrender to the Company, of the certificates of the Series A Convertible Preferred Stock to be so converted.

                 (B) Each holder of Series A Convertible Preferred Stock shall have the right to convert such Series A Convertible Preferred Stock on and subject to the following terms and conditions:

                          (i)     The Series A Convertible Preferred Stock
shall be converted into Common Stock at the conversion rate, determined as hereinafter provided, in effect at the time of conversion. Unless such conversion rate shall be adjusted as hereinafter provided, the conversion rate shall be one share of Common Stock for each share of Series A Convertible Preferred Stock so converted.





                                                                       Exhibit 4
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                          (ii)    In order to convert Series A Convertible
Preferred Stock into Common Stock, the holder thereof shall on any business day surrender at the office of the Company the certificate or certificates representing such shares, duly endorsed to the Company or in blank, and give written notice to the Company at said office of the number of said shares which such holder elects to convert. Series A Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of such surrender for conversion, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the date of any conversion, the Company shall issue and deliver a certificate or certificates representing the number of shares of Common Stock issuable upon such conversion, together with cash in lieu of any fraction of a share, to the person or persons entitled to receive same. In case of the conversion of only a part of the shares of any holder of Series A Convertible Preferred Stock, the Company shall also issue and deliver to such holder a new certificate of Series A Convertible Preferred Stock not converted by such holder.

                 (C) The conversion rate as hereinabove provided shall be subject to adjustment as follows:

                          (i)     In case the Company shall (a) pay a dividend
consisting of shares of its capital stock, (b) subdivide its outstanding shares of Common Stock into a greater number of shares, (c) combine its outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of its shares of Common Stock any shares of its capital stock, the conversion rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Series A Convertible Preferred Stock surrendered for conversion after the record date fixing shareholders to be affected by such event shall be entitled to receive, upon conversion, the number of shares of Common Stock which such holder would have owned or have been entitled to receive after the happening of such event had such share of Series A Convertible Preferred Stock been converted immediately prior to the record date in the case of such dividend or the effective date in the case of any such subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph 8(c)4(C)(i) shall be made whenever any such events shall happen, but shall become effective retroactively after such record date or such effective date, as the case may be, as to shares of Series A Convertible Preferred Stock converted between such record date or effective date and the date of happening of any such event.

                 (D) The Company shall at all times reserve and keep available out of its authorized Common Stock, for the purpose of effecting the conversion of the issued and outstanding Series A





                                                                       Exhibit 4
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Convertible Preferred Stock, the full number of shares of Common Stock then deliverable in the event and upon the conversion of all of the Series A Convertible Preferred Stock then issued and outstanding.

         8(c)9.  VOTING RIGHTS.   Each share of Series A Convertible Preferred
Stock is entitled to one vote, voting together with the holders of shares of Common Stock and not as a class, on each matter submitted to a vote at a meeting of shareholders of the Company.

         8(c)10. CHANGES IN TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK. The terms of the Series A Convertible Preferred Stock may not be amended, altered or replaced, and no class of capital stock or securities convertible into capital stock shall be authorized which has superior rights to the Series A Convertible Preferred Stock as to dividends, liquidation or vote, without the consent of the holders of at least two-thirds of the outstanding shares of Series A Convertible Preferred Stock.

         8(c)11. NOTICES. All notices required or permitted to be given by the Company with respect to the Series A Convertible Preferred Stock shall be in writing, and if delivered by mail, postage prepaid, to the holders of the Series A Convertible Preferred Stock at their last addresses as they shall appear upon the books of the Company, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice.





                                                                       Exhibit 4
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